UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 4, 2020

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

111 West Lemon Avenue Monrovia, California	91016
(Address of principal executive offices)	(Zip Code)

(626) 305-5900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XNCR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2020, Xencor, Inc. (“Xencor”) entered into a Collaboration and License Agreement (the “Agreement”) with Janssen Biotech, Inc. (“Janssen”) pursuant to which Xencor and Janssen will conduct research and development activities to discover novel CD28 bispecific antibodies for the treatment of prostate cancer. The parties will conduct joint research activities for up to a three-year period to discover XmAb® bispecific antibodies against CD28 and against an undisclosed prostate tumor-target (any such antibodies that are identified, the “Licensed Antibodies”) with Janssen maintaining exclusive worldwide rights to develop and commercialize pharmaceutical products that in any form contains one or more Licensed Antibodies. Both parties have the right to perform clinical studies of combination therapies in prostate cancer with products developed pursuant to the Agreement (“Licensed Products”) and also with other identified agents proprietary to each party, subject to certain requirements.

Xencor is generally responsible for conducting research activities under the Agreement and Janssen is generally responsible for all development, manufacturing and commercialization activities for Licensed Products that are advanced, subject to Xencor’s option to co-fund a percentage of development costs and an option to co-detail activities in the United States.

Under the terms of the Agreement, Xencor will receive a $50 million upfront payment and is eligible to receive up to an aggregate of approximately $663 million in development, regulatory, commercialization and sales milestone payments and tiered royalties on net sales of approved products from high single-digit to low double-digit percentages. If Xencor exercises its co-funding option, it will be responsible for 20% of development costs subject to certain limitations, and will be eligible for tiered royalties on net approved products from low double-digit to mid-teen percentages.

The term of the Agreement will continue on a country-by-country basis and a product-by-product basis until there are no remaining royalty payment obligations from Janssen to Xencor. Janssen may terminate the Agreement by providing prior written notice. Xencor may terminate the Agreement if Janssen does not advance a Licensed Product into development within a certain period of time upon termination of the research activities. Either party may also terminate the Agreement with written notice upon a bankruptcy of the other party or for a material breach by the other party if such breach has not been cured within a defined period of receiving such notice. In the event of a termination of the Agreement, certain rights revert to Xencor.

The Agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and customary indemnification obligations by each of Xencor and Janssen against certain losses.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Agreement, a copy of which will be filed as an exhibit to Xencor’s Annual Report on Form 10-K for its fiscal year ending December 31, 2020, portions of which may be subject to FOIA Confidential Treatment.

Item 8.01 Other Events.

On December 7, 2020, Xencor issued a press release announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Xencor, Inc. on December 7, 2020.

104	Cover Page Interactive Data File, formatting Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2020	XENCOR, INC.

	By:	/s/ Celia Eckert
Celia Eckert
General Counsel & Corporate Secretary

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